Exhibit 3.153

CERTIFICATE OF INCORPORATION OF BURLINGTON COAT FACTORY WAREHOUSE OF NEW JERSEY, INC.

FILED: May 22, 1984 (Jane Burgio, Secretary of State)

FILING NO.: 0100227814

To: The Secretary of State

State of New Jersey

Pursuant to the provisions of the New Jersey Business Corporation Act, the undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being organized thereunder, certifies that:

FIRST: The name of the corporation (hereinafter called the “corporation”) is Burlington Coat Factory Warehouse of New Jersey, Inc.

SECOND: The corporation is organized to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is two hundred (200), all of which are without par value, and all of which are of the same class and all of which are to be designated as Common Stock.

FOURTH: The address of the initial registered office of the corporation within the State of New Jersey is One Exchange Place, c/o First Jersey National Bank, Jersey City, new Jersey 07303; and the name of the initial registered agent at such address is the Prentice-Hall Corporation System, New Jersey, Inc.

FIFTH: The number of directors constituting the first Board of Directors of the corporation is three; and the names and addresses of the persons who are to serve as the directors of the corporation are as follows: Monroe G. Milstein, 262 West 38th Street, New York, NY 10018; Henrietta Milstein, 263 West 38th Street, New York, NY 10018; and Andrew Milstein, 40 West 57th Street, New York, NY 10019.

SIXTH: The name and address of the incorporator is as follows: M. Teresa Marando, c/o Phillips, Nizer, Benjamin, Krim and Ballon, 40 West 57th Street, New York, NY 10019.

SEVENTH: The	shareholders shall not have preemptive rights.

EIGHTH:	The duration of the corporation is to be perpetual.

Dated: May 2, 1984

/s/ M. Teresa Marando
M. Teresa Marando, Sole Incorporator
Phillips, Nizer, Benjamin, Krim & Ballon
40 West 57th Street
New York, New York 10019

NEW JERSEY DEPARTMENT OF THE TREASURY, DIVISION OF REVENUE CERTIFICATE OF FORMATION, LIMITED LIABILITY COMPANY

FILED: March 13, 2006 (State Treasurer)

FILING NO.: 0600263611

1. Name of Limited Liability Company: Cohoes Fashions of New Jersey, LLC

2. the purpose for which this Limited Liability Company is organized is: To engage in any lawful act or activity for which a limited liability company may be organized under the New Jersey Limited Liability Company Act.

3. Date of Formation: [                    ].

4. Registered Agent Name and Address (must be in NJ): Corporation Service Company, 830 Bear Tavern Road, West Trenton, NJ 08628

5. Dissolution Date: Perpetual

6. Other Provisions (list below or attach to certificate): [                    ]

The undersigned represent(s) that this filing complies with requirements detailed in NJSA 42.

The undersigned hereby request(s) that they are authorized to sign this certificate on behalf of the Limited Liability Company.

Signature: /s/ Paul Tang

Date: March 9, 2006

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